FOR IMMEDIATE RELEASE

Smithfield Foods Reports Strong Second Quarter Results

SMITHFIELD, Virginia (December 8, 2011)-Smithfield Foods, Inc. (NYSE: SFD) today reported fiscal 2012 second quarter results. All comparisons are to the second quarter of fiscal 2011.

Highlights

•	Net income was $120.7 million, or $.74 per diluted share

•	Adjusted EPS was $.76 per diluted share

•	Sales increased 10% to $3.3 billion

•	Packaged meats sales +7% and volume +1%; maintained consistent margins

◦	Core brands sales +10% and volume +5%

•	Achieved robust fresh pork earnings

◦	Strong double-digit export growth

•	Reduced interest expense 33%

•	Utilized excess cash to repurchase $111 million of stock and repay $115 million of long-term bonds year to date

Following are the company's sales, operating profit and margin by segment (dollars in millions):

	Three Months Ended				Six Months Ended
	October 30, 2011		October 31, 2010		October 30, 2011		October 31, 2010
Sales:
Pork
Fresh Pork	$1,292.4		$1,091.8		$2,546.6		$2,243.2
Packaged Meats	1,482.4		1,386.3		2,825.5		2,648.4
Total Pork	2,774.8		2,478.1		5,372.1		4,891.6

Hog Production	785.3		706.6		1,535.1		1,354.9
International	391.1		329.4		766.1		645.7
Other	—		31.4		—		61.8
Total segment sales	3,951.2		3,545.5		7,673.3		6,954.0
Intersegment	(638.6)		(546.7)		(1,266.5)		(1,053.9)
Consolidated	$3,312.6		$2,998.8		$6,406.8		$5,900.1

Operating profit and margin %:
Pork
Fresh Pork	$96.2	7%	$113.4	10%	$131.6	5%	$159.4	7%
Packaged Meats	75.0	5%	75.5	5%	176.3	6%	142.8	5%
Total Pork	171.2	6%	188.9	8%	307.9	6%	302.2	6%

Hog Production	63.9	8%	78.3	11%	133.6	9%	142.1	10%
International	17.3	4%	44.1	13%	17.3	2%	68.6	11%
Other	—		(3.0)	(10)%	—		(1.8)	(3)%
Corporate	(27.7)		(30.2)		(60.9)		(55.4)
Consolidated	$224.7	7%	$278.1	9%	$397.9	6%	$455.7	8%

Sales for the second quarter of fiscal 2012 were $3.3 billion, up 10%, resulting from higher average unit selling prices and volumes in the Pork segment. The company reported net income in the current quarter of $120.7 million ($.74 per diluted share) compared to net income of $143.7 million ($.86 per diluted share) last year.

For the second quarter, EPS of $.74 included a $.02 per diluted share charge for the early extinguishment of debt. Excluding this charge, adjusted EPS was $.76 on a non-GAAP basis. Last year's second quarter included a number of noteworthy items which, when adjusted, resulted in non-GAAP EPS of $.80 per diluted share (refer to the “Reconciliation of Non-GAAP EPS” table at the end of this release).

Commentary
"Our business is thriving and we are proud to deliver yet another quarter of quality and consistent earnings to our shareholders led by strong results in our Pork segment," said C. Larry Pope, president and chief executive officer.

“Importantly, we were able to grow the top line in our packaged meats business in the second quarter - while exhibiting strong pricing discipline to maintain margins in the normalized range - by leveraging our closely coordinated sales and marketing platform to expand share and distribution. Our Farmland, Smithfield, Armour and Curly's brands all achieved double-digit retail sales and volume growth in the quarter," he commented.

“We continue to activate our core brands with integrated direct-to-consumer advertising campaigns and we are fueling growth with the launch of innovative products that are focused on satisfying the needs of our consumers. This quarter, we successfully introduced several new products into the marketplace including Armour Active Packs, Eckrich Bacon Covered Deli Ham, Farmland Re-sealable Thick Sliced Bacon, and Smithfield PouchPack Bacon. Last year, we also reduced the sodium content in our Smithfield Marinated Pork, which resulted in another quarter of solid sales and volume growth. Our core brands outperformed in many of our strategic product categories to post strong 5% volume growth, even as industry volumes declined. We are happy to report that our brands are demonstrating a strong pipeline for innovation and brand activation,” Mr. Pope remarked.

"Our fresh pork and hog production businesses continued to benefit from a balanced domestic supply and demand dynamic, as well as very strong exports. Pork exports continued their upward trajectory, fueled by strong gains in shipments to Asia. Although we were disappointed in the performance of our international businesses, we were pleased with the sequential improvement in that segment from last quarter in the face of continued high raw material costs and soft demand in Europe," he said.

“A significant reduction in interest expense, as well as cost savings and operational improvements also had a positive impact on results. In addition, we continued to utilize cash to repurchase 3% of our outstanding shares and repay $115 million of long-term bonds year to date," Mr. Pope stated.

Second Quarter Results

Pork
Fresh Pork
Fresh pork operating margins were well above the normalized range at 7%, or $14 per head, but declined slightly from the prior year as a 22% increase in live hog market prices more than offset a 14% improvement in the USDA pork cutout. Above normalized margins continued to reflect surging export demand and steady domestic supplies. Sales tonnage and head processed increased 3% and 2%, respectively.

Packaged Meats
Packaged meats operating margins were in the normalized range at 5%, or $.11 per pound, despite a significant increase in raw material costs. Margins were in line with last year and sales grew 7% to $1.5 billion, as average unit selling prices rose 6% and sales tonnage increased 1%. Notably, volume of the company's core brands grew 5%, driven by increases in several key product categories, including bacon, hams, and sausage.

Hog Production
Hog Production operating margins were above the normalized range at 8%, or $16 per head. Live hog market prices increased 22% to $69 per hundredweight from $56 per hundredweight last year, while pre-interest raising costs increased 20% to $64 per hundredweight from $54 per hundredweight a year ago. Head sold decreased 7%, largely attributable to the sale of the company's hog production operations located in Texhoma, Oklahoma in January 2011.

International
International segment operating profit declined versus the prior year, but improved from the first quarter of fiscal 2012. Recessionary conditions resulted in soft demand year over year, while significantly higher raw material prices could not be fully passed through to customers.

Outlook
“Moving into the second half of fiscal 2012, we anticipate that global demand for pork will remain robust, which should fuel strong fresh pork profitability. At the same time, we expect to sustain solid fundamentals in our hog production business. Our international business is trending in the right direction, and we expect to see better results in that segment going forward," Mr. Pope remarked.

“Most importantly though, we are encouraged by the momentum we are building in our packaged meats business and will continue to execute our strategy to position Smithfield as a leading packaged meats company. We remain focused on achieving our targeted 3% volume growth by increasing customer-focused marketing and strengthening our innovation pipeline, while exercising strong pricing discipline and focusing on operational improvements to maintain consistent margins,” he said.

Mr. Pope concluded, "We expect that fiscal 2012 will be another very strong year for Smithfield."

Conference Call
The company will host a live conference call and audio webcast at 9:00 AM ET Thursday, December 8, 2011 for an hour. Participants can access the call by dialing (800) 230-1092. The call will be webcast at
http://investors.smithfieldfoods.com/events.cfm and will be archived at this location. A telephone replay will be available at (800) 475-6701 and will be archived for two weeks. The replay access code is 222760.

About Smithfield Foods
Smithfield Foods is a $12 billion global food company and the world's largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Farmland®, Smithfield®, Eckrich®, Armour® and John Morrell®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental, and food safety and quality programs. For more information, visit www.smithfieldfoods.com.

This news release contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, our ability to effectively restructure portions of our operations and achieve cost savings from such restructurings and other risks and uncertainties described in our Annual Report on Form 10-K for fiscal 2011. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statements that we make speak only as of the date of such statements, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	October 30, 2011	October 31, 2010	October 30, 2011	October 31, 2010
	(unaudited)		(unaudited)
Sales	$3,312.6	$2,998.8	$6,406.8	$5,900.1
Cost of sales	2,893.0	2,566.1	5,580.1	5,099.7
Gross profit	419.6	432.7	826.7	800.4
Selling, general and administrative expenses	200.8	172.8	439.5	373.8
Equity in income of affiliates	(5.9)	(18.2)	(10.7)	(29.1)
Operating profit	224.7	278.1	397.9	455.7
Interest expense	44.2	65.5	92.3	134.1
Loss on debt extinguishment	6.4	7.3	7.6	7.3
Income before income taxes	174.1	205.3	298.0	314.3
Income tax expense	53.4	61.6	95.2	94.3
Net income	$120.7	$143.7	$202.8	$220.0

Net income per share:
Basic	$.74	$.87	$1.24	$1.33
Diluted	$.74	$.86	$1.23	$1.32

Weighted average shares outstanding:
Basic	162.4	166.0	164.1	166.0
Effect of dilutive stock options	1.1	1.1	1.1	1.2
Diluted	163.5	167.1	165.2	167.2

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SCHEDULE OF EQUITY IN INCOME OF AFFILIATES
(In millions)

		Three Months Ended		Six Months Ended
Equity Investment	Segment	October 30, 2011	October 31, 2010	October 30, 2011	October 31, 2010
		(unaudited)		(unaudited)
Mexican joint ventures	International	$(1.9)	$(10.9)	$(4.9)	$(15.8)
Campofrío Food Group (CFG)	International	(4.0)	(7.7)	(4.2)	(10.9)
All other equity method investments	Various	—	0.4	(1.6)	(2.4)
Equity in income of affiliates		$(5.9)	$(18.2)	$(10.7)	$(29.1)

CFG prepares its financial statements in accordance with International Financial Reporting Standards. Our share of CFG’s results reflects U.S. GAAP adjustments. There may be differences between what we report for CFG and what CFG reports.

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EPS
FOR THE THREE MONTHS ENDED OCTOBER 31, 2010
(In millions, except per share data)

	Before Taxes	After Taxes	EPS Impact
Reported GAAP measure	$205.3	$143.7	.86

Add back of significant items:
Mark-to-market derivative results	(21.1)	(12.9)	(.08)
Insurance litigation settlement	(19.1)	(11.7)	(.07)
Hog Production cost savings initiative charges	15.3	9.3	.06
Early extinguishment of debt	7.3	4.5	.03
Adjusted non-GAAP measure	$187.7	$132.9	.80

Reproduced from Form 8-K dated December 9, 2010.
Contact:
Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050
keiralombardo@smithfieldfoods.com